EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-189929, 333-217249, 333-248920, 333-281745, 333-280848 and 333-278867) and Form S-8 (No. 333-167204, 333-193312,  333-205855, 333-226462, 333-232541, 333-276728, 333-281665 and 333-287878) of Aspira Women’s Health, Inc. (the Company) of our report dated April 1, 2026, relating to the consolidated financial statements which appears in this Annual Report on Form 10-K. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, P.C.

Boston, Massachusetts

April 1, 2026